Exhibit 10.1

[Certain information has been excluded from this exhibit because it both

(i) is not material and (ii) is the type of information that the Company treats as confidential.]

Termination Agreement

by and between

Kelly Services Outsourcing and Consulting Group Sàrl	(the Company)
Avenue Eouard-Dubois 20
2002 Neuchâtel 2
Switzerland

and
Olivier Thirot	(the Employee)
[***]

(The Company and the Employee are also referred to as Party or Parties)

Table of Contents

Preamble				3

1.	Termination of Employment Relationship			3

2.	Performance of Work and Continued Cooperation			4
	2.1.		Performance of Work	4
	2.2.		Remuneration	4
		2.2.1.	Salary until the Transition Date (CFO)	4
		2.2.2.	Salary from the Transition Date onwards (Special Advisor)	5
		2.2.3.	Severance Payment	6
		2.2.4.	Deductions	6
	2.3.	Insurance Coverage		6
	2.4.	Return of Documents and other Materials		7
	2.5.	Confidentiality		7
	2.6.	Non-Competition and Non-Solicitation		7
	2.7.	Lawsuit Support		7
	2.8.	Non-Disparagement		8
	2.9.	Non-Representation		8
	2.10.	Certificate of Reference		8
	2.11.	Resignation from Offices / Deletion of signatory rights from the commercial register		8

3.	Acknowledgement, Release and Waiver			9

4.	Confirmation of Legal Advice			9

5.	Miscellaneous			9

General Release and Confirmation				12

Resignation				13

Preamble

A.

The Employee and the Company entered into an employment relationship on 5 May 2008 (the Employment Relationship) which continues pursuant to an employment agreement dated 1 November 2023 as amended from time to time (the Employment Agreement).

B.	The Employment Relationship and the Employment Agreement are governed by Swiss law.

C.

The Employee has served as Executive Vice President, Chief Financial Officer (“CFO”) of the Company during his employment and provided services to the Company, its direct and indirect parent companies, their subsidiaries and/or any associated and affiliated entities (each a Group Company).

D.	By notice on 8 July 2024, the Employee gave notice of his intent to step down as CFO of the Company on or before 1 April 2025.

To facilitate a successful separation and with regard to an amicable situation, the Parties have come to the conclusion that it is in the best interest of the Parties to terminate the Employment Relationship and to agree on the terms of the separation by mutual consent. Therefore, the Parties enter into the following agreement (the Termination Agreement):

1.	Termination of Employment Relationship

The Parties mutually agree to terminate the Employment Relationship as of 31 December 2026 (the Termination Date). Any extension of the Employment Relationship, especially due to illness, or accident shall be expressly excluded.

The Employee confirms that no other employment relationship (than the one with the Company), no mandate, no agency nor any other legal or contractual relationship exists between the Employee and the Company or any other Group Company. If any such legal relationship would exist, the Parties agree to terminate such relationship as of the Termination Date.

The Parties reserve the right to terminate the Employment Agreement for cause without notice in accordance with article 337 of the CO prior to the Termination Date. In such event, the entitlements under this Termination Agreement shall terminate immediately and the term “Termination Date” shall be construed as the date on which the Employment Relationship ends due to such termination for cause, unless the context requires otherwise.

2.	Performance of Work and Continued Cooperation

2.1.	Performance of Work

The Employee shall continue to perform his normal duties as CFO, or such duties for the Company or a Group Company as the Company may from time-to-time reasonably request and he undertakes to facilitate the transitioning the CFO duties to his successor. Once his successor has officially assumed responsibility as a CFO, the Employee will cease to hold the function as a CFO. The Company will notify the Employee in advance in writing (e-mail being sufficient) of the relevant date on which the successor will assume responsibility (the Transition Date).

Beginning with the Transition Date and until the Termination Date at the latest, the Employee will assume responsibility as Special Advisor to the Company. In this role, the Employee will support the outsourcing and offshoring efforts of the Company and provide other assistance in supporting special projects of the Company, as the Company may from time to time require.

If, after the Transition Date, the Employee wishes to leave the Company and end the Employment Agreement before the Termination Date, he is free to do so, by notifying the Company in writing at least three months in advance (e-mail being sufficient). In such case, this premature termination date is hereinafter referred to as the Leaving Date.

In any case, the Employee must take his accrued vacation credit until the earlier of the Termination Date or the Leaving Date.

2.2.	Remuneration

2.2.1.	Salary until the Transition Date (CFO)

From the signing of this Termination Agreement until the Transition Date, the Company will continue to pay to the Employee the same base salary and allowances as before, it being understood that in case of inability to work due to no fault of the Employee’s own, the arrangement existing under the Employment Agreement shall apply.

The gross amounts payable are as follows and shall be prorated through the Transition Date accordingly:

Base Salary per year	CHF 600,000

Car Allowance	CHF 20,400 per year

Short-Term Incentive Plan	2024 STIP payment, if any, will be paid to Employee based on his 2024 base salary in accordance with Plan documents.

RSA/RSU	Up until 1 April 2025 shares will continue to vest pursuant to the Executive Incentive Plan (EIP). For the avoidance of doubt, the Company is not bound under the EIP Plan.

PSU	Shares awarded in 2023 and 2024, if earned based on 2023-2025 performance, will vest pursuant to the EIP. Except that shares for 2026 will cancel upon the Termination Date.

For the avoidance of doubt, in case the Employment Relationship ends prior to the Transition Date due to a termination for cause as referred to in section 1 para.(3), the entitlement to salary, allowances and other incentives ends with the legal termination of the Employment Relationship.

2.2.2.	Salary from the Transition Date onwards (Special Advisor)

From the Transition Date onwards, the Employee’s total compensation as a Special Advisor shall amount to CHF 900,000 gross if the Employee continues this role until the Termination Date. The amount will be paid in equal monthly instalments, the amount of which will be calculated by dividing the total amount by the remaining months between the Transition Date and the Termination Date. Notwithstanding the foregoing, if the Transition Date occurs prior to 1 April 2025, the parties agree that Employee will be paid a minimum gross monthly instalment of CHF42,587 through the Termination Date.

In case the Employment Relationship ends before the Termination Date, either because the Employee asked for an early termination or due to a termination for cause as referred to in section 1 para.(3), the Employee receives the monthly instalments until the Employment Relationship is legally terminated. Hence, the total compensation of CHF 900,000 gross will be pro rated from the Transition Date until the legal termination of the Employment Relationship. For the avoidance of doubt, if the Employment Relationship ends prior to the Transition Date, no remuneration under this section 2.2.2 becomes due, at all.

2.2.3.	Deductions

From all payments the same deductions as in the past will be made, including, but not limited to social security contributions (AHV (Old-age and surviving dependents insurance)/IV (Disability insurance)/EO (Wage Compensation Order), ALV (Unemployment insurance)), UV (accidence insurance), daily sickness allowance insurance premiums, if applicable, premiums to pension funds (cp. regulations of the pension fund) and withholding taxes, if any.

2.3.	Insurance Coverage

The benefits coverage under the accident insurance will cease on the 31st day after the Termination Date (or, if applicable, the Leaving Date). The Company herewith informs the Employee that the Employee is obliged to notify his health insurer about the fact that the Employment Relationship will end, and the Employee needs to include an accident insurance into his health insurance in order to secure sufficient insurance coverage.

The Employee may take out an interim accident insurance with the Company’s accident insurer, Zurich, which extends the insurance coverage for a maximum of 180 days beyond the end of the compulsory insurance. The interim accident insurance extends the compulsory insurance for non-occupational accidents and must be concluded before it expires by payment of the corresponding premium.

2.4.	Return of Documents and other Materials

On the earlier of the Leaving Date or Termination Date, the Employee shall hand over to the Company all documents of a confidential nature (and copies thereof) belonging or relating to the Company or any other Group Company. In addition, the Employee shall return all property belonging to the Company or any other Group Company, including, but not limited to, files, calculations, books, documents, notes, business plans and forecasts, computers, laptops, mobile phones, credit cards, and keys, etc. Furthermore, the Employee shall destroy on his own data processing equipment all electronically stored confidential data belonging to the Company or a Group Company.

2.5.	Confidentiality

For the remainder of the Employment Relationship and thereafter the Employee shall keep strictly confidential and neither use for his own purposes or that of others nor make known to any third person any trade or business secret of the Company or any Group Company. These include in particular, but not exhaustively any products, improvements, designs, processes, customers, methods of distribution or methods of operation, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how or data obtained by the Employee during the Employment Relationship, regardless of whether such information is confidential or not, except if such information is already publicly known and in the public domain.

The Employee may not make any statement to the media, as far as he is not authorized to do so by the Company.

2.6.	Non-Competition and Non-Solicitation

The Parties agree that the non-competition and the non-solicitation clause agreed in the Employment Agreement remains in full force and effect.

2.7.	Lawsuit Support

The Employee will support the Company or any other Group Company in any lawsuits, civil or public proceedings, inquiries, hearings or other formal procedures, including, but not limited to, provision of testimonies or witnessing. After the Termination Date (or, if applicable, the Leaving Date), the Company or the respective Group Company pay adequate compensation for such services of the Employee, if permissible by law.

2.8.	Non-Disparagement

The Employee agrees not to disparage the Company or any other Group Company as well as their directors, officers, employees, shareholders, agents and attorneys, in any manner likely to be harmful to them or their business, products, business reputation or personal reputation, provided that the Employee shall respond accurately and fully to any question, inquiry or request for information when required by law or court order.

2.9.	Non-Representation

From the Termination Date (or, if applicable, the Leaving Date) onwards, the Employee will not hold himself out as an employee, director, officer, agent or attorney of the Company or any other Group Company.

2.10.	Certificate of Reference

The Employee shall be entitled to a final certificate of reference (Arbeitszeugnis) to be executed and delivered by the Company as of the end of the Employment Relationship or promptly thereafter. Upon request, the Employee will be granted an interim reference letter during the ongoing Employment Relationship.

2.11.	Resignation from Offices / Deletion of Signatory Rights from the Commercial Register

As of the Transition Date or at any time prior to the Transition Date, as the Company may require, the Employee will resign from any corporate functions he holds in the Company and any Group Company, by submitting a signed resignation letter to the Company (and to respective Group Companies in which he holds corporate functions), as drafted in Annex B.

Any further signatory rights shall cease on the earlier of the Leaving Date or Termination Date and the Parties shall procure to timely delete the respective entry/entries in the relevant commercial register.

3.	Acknowledgement, Release and Waiver

The Employee acknowledges that he has no further rights or claims resulting from the Employment Relationship or the Employment Agreement or arising from the services provided to Group Companies against the Company or any Group Company, except for the entitlements expressly mentioned in this Agreement. The Parties agree that this Agreement shall in particular exclude any claims in connection with the Amended and Restated Senior Executive Severance Plan of Kelly Services, Inc.

Upon execution and performance of this Termination Agreement neither Party shall have any further claims against the other Party resulting from the Employment Relationship and its termination.

The Parties hereby fully release and discharge each other from any and all claims and/or obligations including, but not limited to, claims, obligations and/or demands related to salary, stock options, shares, allowances, bonuses, commissions, thirteenth month payment, vacation, overtime, fringe benefits, expense reimbursements, severance pay, discrimination, harassment, fraud and defamation provisions. This shall not affect any claims for damages or claims in tort.

This full settlement clause is applicable on known and unknown claims, irrespective of the nature of such claims or on claims which one of the Parties might not have known or on which one of the Parties might not have thought of. The Parties are aware of the fact that with the signing of this Termination Agreement, they explicitly and irrevocably waive any claims which are not expressly stated within this Termination Agreement.

4.	Confirmation of Legal Advice

The Employee confirms that he had the opportunity to receive independent legal advice regarding this Termination Agreement and has done so or refused to do so of his own volition.

5.	Miscellaneous

This Termination Agreement constitutes the complete Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

Any amendment and/or supplementation of this Termination Agreement shall require written form and shall only be valid if signed by both Parties.

The Parties mutually agree not to publicly disclose the terms of this Termination Agreement except to the extent that disclosure is required by applicable law.

If the Company does not impose sanctions on the Employee for breach of a provision of this Termination Agreement, such a non-sanctioning shall not be interpreted as a waiver of existing or future entitlements of the Company.

Should any of the provisions of this Termination Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions. Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Termination Agreement. In the same way any gap that appears in the drafting of the contract shall also be filled by a provision consistent with the spirit and purpose of the Termination Agreement.

The Company has the right to set off any payment owed by the Employee to the Company or any Group Company against any payment owed by the Company or a Group Company to the Employee, regardless under which title this payment obligation arose. Notwithstanding anything to the contrary in this paragraph, the Company’s right to set off shall comply with article 323b(2) of the Swiss Code of Obligations.

The terms of this Termination Agreement shall be construed in accordance with and governed in all respects by the laws of Switzerland (without giving effect to principles of conflicts of laws).

Any dispute, controversy or claim arising under, out of or in relation to this Termination Agreement, its valid conclusion, binding effects, interpretation, including tort claims, shall be referred and finally determined by the ordinary courts at the domicile of the defendant party or where the Employee normally had to perform his duties.

The Parties have duly executed this Termination Agreement in two originals.

Signatures

Kelly Services Outsourcing and Consulting Group Sàrl

UK, Sept. 18 2024	/s/ Adelle Harrington
Place, date	Adelle Harrington
Vice President Kelly OCG EMEA

Employee

GENEVA, Sep. 16 2024	/s/ Olivier Thirot
Place, date	Olivier Thirot

General Release and Confirmation

By :	Olivier Thirot
[***]

Whereas:

I have been employed by Kelly Services Outsourcing and Consulting Group Sàrl (the Company) and, after due and considerate negotiations, have entered into a termination agreement with the Company (the Agreement). My employment relationship with the Company expired on ________________ (date).

Now, therefore:

In consideration of the covenants undertaken by the Company in the Agreement, and except for those obligations created by, arising out of or referred to in the Agreement, I hereby knowingly, voluntarily and irrevocably release, acquit and discharge the Company and its Group Companies of and from any and all claims I have or may have against the Company or any Group Company, whether arising out of or in connection with my employment relationship with the Company or otherwise.

Furthermore, I hereby confirm (i) my obligations under the Agreement, (ii) that I have complied and will continue to comply with all my obligations under the Agreement and (iii) that I have returned all Company property and permanently deleted all electronically stored confidential data belonging to the Company or a Group Company on my own data processing equipment.

Place, date	Olivier Thirot

Kelly Services Outsourcing and Consulting Group Sàrl

Avenue Edouard-Dubois 20

2000 Neuchâtel

Place, date: ________________ / __________________

Resignation

Ladies, Gentlemen,

I hereby tender my resignation as a managing director of Kelly Services Outsourcing and Consulting Group Sàrl (CHE-272.330.762) with immediate effect.

Yours faithfully,

Olivier Thirot